                    CONTRACT OF SALE AND PURCHASE OF VESSELS



         This CONTRACT OF SALE AND PURCHASE OF VESSELS, made as of October 11, 1999 (this "Agreement"), by and between MARITRANS OPERATING PARTNERS L.P., a Delaware limited partnership ("Seller"), and K-SEA TRANSPORTATION LLC, a Delaware limited liability company ("Buyer").

                              W I T N E S S E T H :

         WHEREAS, the Seller is the owner of the vessels listed on Attachment A hereto and made a part hereof ("Vessels");

         WHEREAS, the Seller wishes to sell the Vessels to the Buyer, and the Buyer wishes to purchase the Vessels from the Seller; and

         WHEREAS, the parties desire to enter into certain other agreements as more fully set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

         1.       Sale and Purchase of the Vessels.

         The Seller agrees to sell and the Buyer agrees to purchase the Vessels on the Closing Date (as hereinafter defined) on the terms and conditions hereof. The sale of the Vessel shall include all of the Vessels' appurtenances, parts, instruments, accessories and other equipment installed thereon and all stores, fuel oil and lube oil on board on the Closing Date, and such shoreside spares and other equipment associated with the Vessels which are listed on Attachment B hereto. Seller is not required to replace spare parts which are taken out of spares belonging to the Vessel and used as replacement parts on the Vessels prior to delivery; however, Seller agrees not to use any of such spares on any vessels other than the Vessels. Notwithstanding the foregoing, the sale of the Vessels hereunder does not include vessel computers or software, or the personal belongings, including personal computers and slop chests, of the Captain, officers and crew.

         2.       Purchase Price.

         The purchase price of the Vessels is Thirty Four Million Dollars ($34,000,000.00) (hereinafter called the "Contract Price"), payable as follows:

         (a) ONE MILLION DOLLARS ($1,000,000.00) (the "Deposit") upon signing this Agreement by federal wire transfer to The Chase Manhattan Bank, as escrow agent, pursuant to an escrow agreement in the form attached as Attachment C hereto (the "Escrow Agreement"):

                  Bank:             The Chase Manhattan Bank
                                    ABA #021000021
                  Account:          Escrow Exigency Account
                  Account #:        967-0-06242
                  Attn:             Robert Stanislaro
                  Re:               K-Sea Escrow


         (b) TWENTY-EIGHT MILLION DOLLARS ($28,000,000.00) on the Closing Date by federal wire transfer to the following account:

                  Bank:             Wilmington Trust Company
                                    Rodney Square North
                                    Wilmington, DE  19890
                                    ABA #0311-00092
                  Account:          Maritrans Operating Partners L.P.
                  Account #:        23965-0
                  Re:               Maritrans Northeast Fleet Sale

         (c) A 6-year 8.5% subordinated note issued by Buyer to Seller on the Closing Date in the aggregate principal amount of FIVE MILLION DOLLARS ($5,000,000.00) (the "Note"), which such principal amount shall be reduced to FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000.00) if the party to whom the vessel INTERSTATE 70 is being chartered pursuant to the bareboat charter described in Section 13(a) herein exercises its option to purchase such vessel, which such Note shall not be transferred by Buyer or Seller at least until after January 21, 2002.

The amount of the Contract Price is exclusive of any applicable sales, use or other transfer taxes or other governmental fees of any nature which, if any are applicable to this transaction, shall be the sole responsibility of and paid for by Buyer. The Seller shall use reasonable efforts consistent with contractual requirements to position the Vessels on the Closing Date at locations designated by Buyer.

         3.       Inspection.

         (a) Charters; Documentation. Upon execution of this Agreement, Seller shall permit Buyer and its representatives reasonable access to inspect its books and records relating to the Vessels and to the contracts and charters being acquired hereunder.

         (b) Y2K Compliance. Seller shall permit Buyer to inspect its Y2K Compliance Plan and compliance documentation pertaining to the Vessels, and Seller will provide copies of all Y2K Compliance documents which it has submitted to the U.S. Coast Guard.

         4.       Passage of Title.


         Title to the Vessels shall pass to the Buyer on the Closing Date.

         5.       Buyer's Representations and Warranties.

         The Buyer represents, warrants and covenants that on the date of this Agreement and the Closing Date:

         (a) It is a limited liability company duly organized and existing under and by virtue of the laws of the State of Delaware;

         (b) (i) it has full legal right, power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; (ii) this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms hereof; and (iii) it has legal power and authority to purchase the Vessels pursuant to the terms and conditions of this Agreement; and

         (c) It is a "citizen" of the United States as defined in Section 2 of the Shipping Act, 1916, as amended.

         6.       Seller's Representations and Warranties.

         (a) The Seller represents, warrants and covenants that on the date of this Agreement and on the Closing Date:

            (i) It is a limited partnership duly organized and existing under and by virtue of the laws of the State of Delaware;

            (ii) a) it has full legal right, power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and the Bills of Sale (as hereinafter defined); b) this Agreement constitutes, and upon execution and delivery thereof the Bills of Sale will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with the respective terms hereof and thereof; and c) it has legal power and authority to sell the Vessels pursuant to the terms and conditions of this Agreement;

            (iii) Except for required Hart-Scott-Rodino filings, neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of all of its obligations hereunder, requires the consent or approval of, the giving of notice to, or the registration, filing or recording with, or the taking of any other action in respect of, any federal, state, local or foreign government or governmental authority or agency or any other person, and no further action, including any filing or recording of any document is necessary or advisable in order to establish and perfect Buyer's title to and interest in, the Vessels as against Seller and/or third parties in any applicable jurisdiction except for the filings being made with the United States Coast Guard;

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

            (iv) There is no litigation or other proceeding now pending or, to the best of Seller's knowledge, threatened, against or affecting Seller, in any court or before any regulatory commission, board or other administrative governmental agency which would directly or indirectly adversely affect or impair the title of Buyer to the Vessels or Buyer's ability to operate the Vessels in the coastwise trade, or which, if decided adversely to Seller, would materially adversely affect the business operations or financial condition of Seller and/or Seller's ability to perform this Agreement;

            (v) The Bills of Sale will be effective on the Closing Date to convey to Buyer all of Seller's right, title and interest in and to the Vessels;

            (vi) Seller warrants good title, free and clear of all mortgages, liens, encumbrances, levies or claims of any type whatsoever whether recorded, secret, state, maritime or otherwise and agrees to indemnify, hold harmless and defend Buyer from any such mortgages, liens, encumbrances, levies and claims;

            (vii) The Vessels are eligible for documentation in the United States coastwise trade;

            (viii) Since the Vessels' last drydocking, to the best of Sellers'
                   knowledge, no Vessel has been grounded, stranded, or suffered any other occurrence or casualty that could have caused or actually did cause any damage to such Vessel's bottom and/or hull or other underwater parts. However, to establish any liability on the Seller under this warranty, the burden shall be on Buyer to establish that the damage pre-dated its acquisition, and any payment by Seller to Buyer for damage discovered after transfer of title is subject to receipt of and is limited to the amount of indemnity received from Seller's underwriters plus the amount of any deductible or copayment for which Seller is responsible under such insurance;

            (ix) The contracts and charters listed in Section 13 hereof constitute all of the contracts, charters, and agreements related to (A) the Vessels and (B) Seller's and its affiliates' inland and coastwise movements of petroleum products in quantities of less than 150,000 barrels north of Norfolk, Virginia (excluding inland movements in the local Philadelphia, Pennsylvania, Chesapeake Bay, Delaware Bay and Delaware River markets) and, during the twelve months prior to the date of this Agreement, no other contracts, charters and agreements were in effect; and

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

            (x) The information provided by Seller to Buyer in connection with the transactions contemplated by this Agreement is accurate and complete in all material respects.

         (b) THE VESSELS ARE SOLD AS IS, WHERE IS with no warranties of the Seller other than as set forth in this Agreement.

         7.       Delivery of the Vessels and Closing Documents.

         (a) The Seller shall deliver the Vessels on December 1, 1999, unless such date is changed either (i) by a party hereto upon notice to the other to a date on or before December 31, 1999 or (ii) by a party hereto after obtaining consent from the other party, which such consent shall not be unreasonably withheld, to a date after December 31, 1999, which such date shall not be later than June 1, 2000 (herein called the "Closing Date"). The Seller shall use reasonable efforts consistent with contractual requirements to position the Vessels on the Closing Date at locations designated by Buyer.

         (b) On the Closing Date, the Vessels shall be in the same condition as when inspected by Buyer, ordinary wear and tear excepted.

         (c)    On the Closing Date, the Seller shall deliver to the Buyer:

                  (1) Duplicate originals of notarized Bills of Sale on Coast Guard Form CG-1340 (the "Bills of Sale"), in form satisfactory to Buyer for filing and recordation with the United States Coast Guard and original Certificates of Documentation;

                  (2) Certified Abstracts of Title for the Vessels issued by the United States Coast Guard at the National Vessel Documentation Center dated no earlier than seven (7) days prior to the Closing Date showing Seller to be the owner of the Vessels and that the Vessels are free and clear of registered mortgages, liens and other encumbrances except for those relating to Wilmington Trust Company;

                  (3) An Incumbency Certificate designating the officers of Seller who are authorized to sign this Agreement, the Bills of Sale and related documents and Resolutions or other authorizing documents to demonstrate Seller's authority to enter into this Agreement, the Bills of Sale, and other related documents;

                  (4) Confirmation of Class Certificates by the American Bureau of Shipping issued no earlier than seven (7) days prior to the Closing Date;

                  (5) Other technical documentation (including but not limited to Classification Certificates and U.S. Coast Guard Certificates of Inspection and plans) which may be in the Seller's possession on board the Vessels;

                  (6) Other non-proprietary technical documentation, whether on board or not on board, including plans, instruction books and manuals which may be in Seller's possession, provided that Seller may keep the Vessels' logbooks, but Buyer shall have the right to make copies of same; and

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

                  (7) Assignments of Charters and Contracts, or execution of equivalent Charters and Contracts between Buyer and Seller, as specified in Section 13 of this Agreement.

         (d) On the Closing Date, the Buyer shall deliver to the Seller a bank wire transfer of the balance of the cash portion of the Contract Price set forth in Section 2(b) and the Note.

         (e) On the Closing Date, the Buyer and the Seller shall complete and sign a protocol of delivery and acceptance for the Vessels and such protocol of delivery and acceptance shall be conclusive evidence of the time, date and place of delivery of the Vessels on the Closing Date.

         8.       Termination.

         This Agreement may be terminated by a party hereto upon notice to the other (which notice shall specify the reason for termination) as follows:

                  (i) By Buyer, if Seller fails to execute and deliver the Bills of Sale or deliver the Vessels to Buyer on or before the Closing Date or otherwise fails to perform its obligations under this Agreement;

                  (ii) By Buyer or Seller, if government objections in response to the Hart-Scott-Rodino Antitrust Improvements Act of 1986 (the "HSR Act") filing prevent the transfer of title to the Vessels or if the waiting period under the HSR Act has not expired or been terminated on or before the Closing Date, so long as required filings, complete in all respects, are made by the party terminating pursuant to this clause prior to October 30, 1999;

                  (iii) By Seller, if Seller is unable to obtain consent from its mortgagees to the sale of the listed assets consistent with the terms herein;

                  (iv) By Buyer within two business days of receipt of the Charters and Contracts specified in Section 13 if the terms of such Charters and Contracts are not satisfactory to Buyer in its sole discretion;

                  (v) By Buyer, if Buyer has not received financing on or before the Closing Date sufficient to fund the cash portion of the purchase price on terms and conditions reasonably satisfactory to Buyer;

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

                  (vi) By Seller, if Seller, in its sole discretion, is not satisfied with the terms and/or security of the Note described in Section 2(c) hereof and if Buyer shall not grant to Seller in its place a seven year 8.5% First Preferred Ship Mortgage/Note secured by the Tug Clipper and Ocean 155 issued by Buyer to Seller on the Closing Date substantially in the form of Attachment D hereto in the aggregate principal amount of $5,000,000.

If the Agreement is terminated pursuant to clauses (i), (ii), (iii), (iv) or
(vi) above, Seller shall immediately execute a direction to the Escrow Agent directing the Escrow Agent to return the Deposit, including interest thereon as set forth in the Escrow Agreement, but in no event later than five days after delivery of such notice of termination. In addition, if the Agreement is terminated pursuant to clause (iii) above, Seller shall pay to Buyer at the time of delivery to Buyer of the termination notice, $250,000 as liquidated damages for Buyer's time and expense in connection with the transactions contemplated hereby.

         9.       Non-Compete.

         (a) For a period of five years from and after the Closing Date, neither Seller nor its affiliates shall, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner, advisor, consultant or otherwise with, or provide any financing (other than the (i) Note and seller financing of a portion of the purchase price in connection with the sale by Seller of the vessels listed on Attachment E hereto to the purchaser of such vessels or (ii) Seller financing or charter of the Tug Unbelievable) or lease any vessels capable of carrying no more than 150,000 barrels, to any entity that engages in or intends to engage in the coastwise petroleum trade in any state of the United States on the East Coast north of Norfolk, Virginia, with barges capable of carrying no more than 150,000 barrels except for or under contract with Buyer or its affiliates, or (ii) solicit, retain as a consultant, interfere with or attempt to entice away from Buyer or its affiliates any of their employees, or (iii) solicit, interfere with or attempt to entice away from Buyer and its affiliates, any person, firm or corporation which has been or is during the two-year period commencing on the Closing Date a customer of Buyer or its affiliates for coastwise trade in any state of the United States on the East Coast, north of Norfolk, Virginia, with barges capable of carrying no more than 150,000 barrels except for or under contract with Buyer or its affiliates. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this provision so long as the Seller and its affiliates do not participate in the management of such company.

         (b) For a period of five years from and after the Closing Date, neither Buyer nor its affiliates shall (i) use any of the Vessels to engage in lightering in Delaware Bay except for or under contract with Seller or its affiliates or pursuant to the rights granted under Section 10 nor (ii) solicit, retain as a consultant, interfere with or attempt to entice away from Seller or its affiliates any of their employees.

         (c) The length of time for which the covenants not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer or Seller, as the case may be, seeks to enforce such covenant. In the event that such covenants not to compete contained in this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

         10. Right of First Refusal. For a period of five years from the date of Closing, in the event that Seller and it affiliates determine that they are unable to perform any lightering work in Delaware Bay with their own vessels, Seller agrees that it will give Buyer prompt notice of such lightering work specifying in detail the work involved and the time frame required. Buyer shall have the right to perform such work as a contractor for Seller at a rate of $0.28 per barrel, so long as Buyer or its affiliates can provide such services in the lot sizes and within the time frames required.

         11. Seagoing Employees. Buyer and its affiliates agree to make offers of employment on such terms and conditions as Buyer shall determine, to substantially all seagoing employees designated by Seller, which shall include the full complement of non-supervisory employees employed on or assigned to the Vessels on the date of Closing, and the number of supervisory personnel as stated in Attachment F. Nothing herein shall limit Buyer's ability to terminate any of such employees at any time after they become employees of Buyer. Seller agrees to use reasonable efforts to assist the Buyer in hiring crews to operate the Vessels by providing a list of all seagoing employees employed on the Vessels within 21 days of Closing (but in no event earlier than November 1, 1999), providing the opportunity to conduct pre-offer employment interviews, and terminating the employment of any of Seller's employees employed on the Vessels at the time of Closing. In addition, Seller will provide information on employment applications that it has on file.

         12. HSR. The parties hereto shall make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act prior to October 30, 1999. Each party shall furnish to each other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Each party shall provide the other parties hereto the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

         13.      Existing Contracts and Charters.

         Seller agrees to assign to Buyer or an affiliate of Buyer the following contracts or charters (copies of which are attached hereto as Attachment G) relating to the Vessels (which contracts and charters constitute all of the contracts and charters relating to the Vessels), subject to Seller obtaining the consent, if required, of the contracting party/charterer (a "Third Party Consent"), or, if assignment cannot be obtained, Seller agrees to enter into equivalent contract or charter arrangements with Buyer or an affiliate of Buyer for the work covered by the listed contracts and charters so that Buyer or an affiliate of Buyer will realize the same economic benefits as Buyer or an affiliate of Buyer would if the contract or charter had been assigned directly to Buyer or an affiliate of Buyer:

         (a)   Bareboat charter of the INTERSTATE 70
         (b)   SUNOCO: New York Harbor and Albany, Contract of Affreightment
         (c)   EQUIVA: Delaware City to New England, Contract of Affreightment
         (d)   EQUIVA: New York Harbor to Bridgeport Contract of Affreightment
         (e)   MORANIA: Asphalt Requirements Contract
         (f)   TOSCO: Ocean 155 & Clipper Time Charter

Buyer understands that the agreements listed in subsections (c) and (d) hereof (the "Equiva Agreements") currently are not in existence, and that the terms of such agreements are reflected in a single agreement, a copy of which will be provided to Buyer pursuant to this Section. Seller will enter into the Equiva Agreements on or before the Closing Date, pursuant to the terms of the current agreement, but modified with respect to geographical limits, as specified in subsections (c) and (d) hereof.

         14.      Damage to or Destruction of any Vessel.

         Seller shall bear the risk of loss of a Vessel prior to the Closing Date. In the event that a Vessel shall suffer an actual or constructive or agreed upon total loss or damage beyond repair after the execution of this Agreement but before the Closing Date, then, the Contract Price shall be reduced by an amount equal to the insured value for such Vessel under Seller's insurance policies as in existence on the date hereof. In the event that a Vessel shall suffer repairable damage requiring repairs in excess of $25,000 after the execution of this Agreement but before the Closing Date, Seller shall notify Buyer and shall either repair such damage or such Vessel shall be deemed to be destroyed and shall be treated in accordance with the preceding sentence. Any reduction in the Contract Price pursuant to this Section 13 shall be applied first against the principal amount of the Note and second against the cash portion of the Contract Price.

         15.      Vessel Markings.

         Buyer agrees to change the names of the Vessels and alter the stack insignias of the Vessels as soon as practicable after Closing, and to change the color scheme and other vessel markings identifying Seller within nine (9) months after the Closing Date.

         16.      Expenses.

         Buyer and Seller shall each bear their own expenses (including attorneys fees and expenses) necessary or appropriate to effect the sale and purchase of the Vessels, provided that all expenses relating to the Coast Guard documentation of the Vessels in the name of Buyer shall be borne by Buyer.

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

         17.      Commissions.

         The Seller and Buyer each represents and warrants that there are no commissions or other consideration payable to any individual, firm or corporation in connection herewith. Each party hereto agrees to indemnify and save harmless the other party from and against the claims or demands of any individual, firm or corporation claiming to have been employed by or to have dealt with such indemnifying party in connection herewith.

         18.      Notices.

         All notices and other communications hereunder shall be in writing and shall be delivered in person or by registered or certified mail, postage prepaid, or by facsimile.

         If to the Seller, they shall be addressed to it as follows:

                  Maritrans Operating Partners L.P.
                  1818 Market Street
                  35th Floor
                  Philadelphia, PA  19103
                  Attn:  Steven Welch
                  Phone:  (215) 864-1381
                  Fax:  (215) 864-1218

         If to Buyer, they shall be addressed to it as follows:

                  K-Sea Transportation LLC
                  3245 Richmond Terrace
                  P.O. Box 030316
                  Staten Island, NY  10303-0003
                  Attn:  Timothy J. Casey
                  Phone:  (718) 720-7207
                  Fax:  (718) 720-4358

or to such other address as either party shall have designated in writing for such purpose.

         19.      Confidentiality.

         This Agreement and the terms and conditions contained herein shall be and remain strictly privileged and confidential between the parties, and shall not be discussed, revealed, disseminated or divulged to the media or general public, or to any other third party, without the express prior written consent of the other party, which consent shall not be unreasonably withheld; except that (i) any party may disclose any relevant term to any of its affiliates, underwriters, financing sources, members, rating agencies and counsel and (ii) any party may make any disclosure required by generally accepted accounting principles, by applicable law or regulation or by an order of a court or other governmental agency.

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

         20.      Governing Law.

         This Agreement shall be governed by the general maritime law of the United States to the extent applicable and thereafter by the law of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws. Each party consents to the non-exclusive jurisdiction of the U.S. District Court for the Eastern District of Pennsylvania. Except for appeals to a court for injunctive or other non-monetary equitable relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. The dispute shall be referred to three arbitrators, one to be appointed by each of the parties and the third to be mutually agreed upon by the parties. In the event that the parties cannot agree to an arbitrator, one shall be appointed by agreement of the two previously-selected arbitrators, chosen from a list of arbitrators submitted by the American Arbitration Association. The decision of all of the arbitrators or any two of the arbitrators shall be final and binding upon the parties and judgment upon any award rendered thereof.

         21.      Miscellaneous.

         No party hereto shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement or any rights hereunder to an affiliate of Buyer and as collateral security to its financing sources. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be amended, waived or otherwise modified except in writing signed by the parties hereto. This Agreement may be executed by the parties hereto in separate counterparts, which together shall constitute a binding agreement. One or more counterparts of this Agreement may be delivered by telecopier with the intention that they shall have the same effect as an original counterpart hereof. Except as otherwise specifically provided herein, and except for the existing Confidentiality Agreement between Maritrans and F.S. Private Investments LLC dated 9 September 1999, which Agreement is binding on Buyer, this Agreement, the Bills of Sale and the other agreements contemplated hereby contain the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings between the parties, whether written or oral.

         WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the day and year first above written.

                                  MARITRANS OPERATING PARTNERS L.P., Seller



                                  By:     /s/   John J. Burns
                                         ---------------------------------------
                                  Name:   John J. Burns
                                         ---------------------------------------
                                  Title:  President
                                         ---------------------------------------





                                  K-SEA TRANSPORTATION LLC, Buyer



                                  By:     /s/   Timothy J. Casey
                                         ---------------------------------------
                                  Name:   Timothy J. Casey
                                         ---------------------------------------
                                  Title:  President
                                         ---------------------------------------






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